Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-189500), the Registration Statement on Form S-3 (Registration No. 333-190050), the Registration Statement on Form S-3 (Registration No. 333-193718), the Registration Statement on Form S-8 (Registration No. 333-153642), Registration Statement on Form S-8 (Registration No. 333-186722) and Registration Statement on Form S-8 (Registration No. 333-193663) of our report dated July 28, 2014, with respect to the financial statements of Elemental Energy LLC, doing business as Sunetric, for the years ended December 31, 2013 and 2012.

/s/ EKS&H LLLP

July 30, 2014

Denver, Colorado